As filed with the Securities and Exchange Commission on August 24, 2017

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LINIU TECHNOLOGY GROUP

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18/F, Shangcheng International Building,

Tianhe North Road, Guangzhou, China
(Address of Principal Executive Offices)    (Zip Code)

Consulting Agreement between LiNiu Technology Group and Zhang Yawei dated August 14, 2017
(Full title of the plan)

Wang Shun Yang, Chief Executive Officer

18/F, Shangcheng International Building,

Tianhe North Road, Guanzhou, China

852-2111-9220
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Mitchell S. Nussbaum, Esq.
Giovanni Caruso, Esq.

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154

212-407-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, par value $0.0001 per share	1,200,000	$0.21	(2)	$252,000	$30.00

(1)     Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an intermediate number of securities to be offered as a result of an adjustment from stock splits, stock dividends or similar events.

(2)     Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Company’s ordinary shares on the Nasdaq Capital Market on August 23, 2017.

LINIU TECHNOLOGY GROUP

INTRODUCTION

The purpose of this Registration Statement on Form S-8 of LiNiu Technology Group, a Cayman Islands corporation (“we,” “us” or the “Company”), is to register 1,200,000 ordinary shares of the Company, par value $0.0001 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1	Plan Information.

On August 14, 2017, we entered into a Consulting Agreement with Zhang Yawei to provide product marketing services to the Company. In consideration for these services, the Company agreed to issue 1,200,000 ordinary shares to Ms. Zhang.

ITEM 2	Registration Information and Employee Annual Information.

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Part I of Form S-8 (of which this prospectus is a part) will be sent or given to Ms. Zhang. This document and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of the registration statement of which this prospectus is a part, taken together, constitute the Section 10(a) Prospectus. We will provide to Ms. Zhang without charge, upon written or oral request, copies of the documents incorporated by reference in the registration statement of which this prospectus is a part. Any such request for documents should be directed to: Wang Shun Yang, LiNiu Technology Group, 18/F, Shangcheng International Building, Tianhe North Road, Guanzhou, China. Mr. Wang can also be reached at
852-2111-9220.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 as filed with the Commission on May 1, 2017;

(b)	The Company’s Report on Form 6-K as filed with the Commission on February 13, 2017;

(c)	The Company’s Report on Form 6-K as filed with the Commission on March 3, 2017;

(d)	The Company’s Report on Form 6-K as filed with the Commission on March 14, 2017;

(e)	The Company’s Report on Form 6-K as filed with the Commission on March 23, 2017;

(f)	The Company’s Report on Form 6-K as filed with the Commission on April 26, 2017;

(g)	The Company’s Report on Form 6-K/A as filed with the Commission on May 15, 2017;

(h)	The Company’s Report on Form 6-K as filed with the Commission on June 1, 2017;

(i)	The Company’s Report on Form 6-K as filed with the Commission on June 22, 2017;

2

(j)	The Company’s Report on Form 6-K as filed with the Commission on July 12, 2017;

(k)	The Company’s Report on Form 6-K as filed with the Commission on August 1, 2017;

(l)	The Company’s Report on Form 6-K as filed with the Commission on August 8, 2017; and

(m)	The description of the Company’s ordinary shares contained in its Post-Effective Amendment on Form F-3 to Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the Commission on May 31, 2011 (Registration No. 333-166860) under the heading “Description of Securities” and any amendment or reports filed for the purpose of updating such description.

In addition, except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4	Description of Securities.

Not applicable.

ITEM 5	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6	Indemnification of Directors and Officers.

Cayman Islands law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, and amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, except where there has been fraud or dishonesty or willful neglect or willful default. Our Second Amended and Restated Memorandum and Articles of Association provide that each member of our Board of Directors, officer and agent shall be indemnified out of our assets against any liability incurred by him or her as a result of any act or failure to act in carrying out his or her functions other than such liability (if any) that he or her may incur by his or her own fraud or willful default and that no such director, agent or officer shall be liable to us for any loss or damage in carrying out his or her functions unless that liability arises through the fraud or willful default of such director, officer or agent. Our Second Amended and Restated Memorandum and Articles of Association do not eliminate any of our director’s fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited us and our shareholders. This provision, however, will not eliminate or limit liability arising under United States federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is therefore unenforceable. It should be noted, however, that the opinion of the SEC is not binding on courts and courts, particularly those of jurisdictions other than the United States, may determine otherwise.

3

We have entered into indemnification agreements separately with each of our current directors and officers that provide, in consideration of the director or officer continuing to serve us in his current capacity, for us to indemnify, and advance expenses to, him or her to the fullest extent permitted by law in effect on the date of execution of the agreements or to such greater extent as applicable law may thereafter permit. The rights of indemnification apply if, by reason of such person’s position as an officer or director of us or any of our subsidiaries, he or she was or is threatened to be made, a party to any threatened, pending or completed legal proceeding. With respect to proceedings other than one brought by or in our right (i.e., a shareholders’ derivative proceeding), the indemnification covers expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with any such proceeding or any claim, issue or matter therein, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to proceedings brought by or in our right, the indemnification covers expenses and amounts paid in settlement (such settlement amounts not to exceed, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by him or her or on his or her behalf in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, no indemnification against such expenses or amounts paid in settlement shall be made in respect of any claim, issue or matter in any such proceeding as to which indemnified person has been adjudged to be liable to us if applicable law prohibits such indemnification unless the court in which such proceeding shall have been brought, was brought or is pending, shall determine that indemnification against expenses or amounts paid in settlement may nevertheless be made by us. We will advance an indemnified person reasonable and substantiated expenses, judgments, penalties and fines and amounts paid in settlement in advance of a final determination of liability upon such person agreeing to repay amounts advanced in the event of an ultimate determination that he or she is not entitled to be indemnified with respect to the amounts advanced. The rights of the indemnitees under the agreements are not deemed exclusive of any other rights they may be entitled to under applicable law, our memorandum and articles of association, any agreement, vote of shareholders or resolution of directors or otherwise. Each agreement will remain in effect until the later of ten years after the date the indemnitee shall have ceased to serve as a director or officer or the final determination of all pending proceedings.

ITEM 7	Exemption from Registration Claimed.

Not applicable.

ITEM 8	Exhibits.

Exhibit Number	Description

4.1	Consulting Agreement between LiNiu Technology Group and Zhang Yawei dated August 14, 2017.

5.1	Opinion of Maples and Calder.

23.1	Consent of UHY LLP, independent registered public accounting firm.

23.2	Consent of Maples and Calder (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

ITEM 9	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

4

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in Guangzhou, People’s Republic of China, on this 24th day of August, 2017.

LINIU TECHNOLOGY GROUP

By:	/s/ Lam Chou In
Name: Lam Chou In
Title: Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lam Chou In and Yip Cheuk Fai, jointly and severally, her or his attorneys-in-fact, each with the power of substitution, for her or him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lam Chou In	Co-Chief Executive Officer and	August 24, 2017
Lam Chou In	Director (Principal Executive Officer)

/s/ Yip Cheuk Fai	Chief Financial Officer and Director	August 24, 2017
Yip Cheuk Fai	(Principal Accounting and Financial Officer)

/s/ Wang Shun Yang	Co-Chief Executive Officer and	August 24, 2017
Wang Shun Yang	Director

/s/ James R. Preissler	Director	August 24, 2017
James R. Preissler

/s/ Peter Li	Director	August 24, 2017
Peter Li

/s/ Fong Weng Nam	Director	August 24, 2017
Fong Weng Nam

/s/ Yeung Lun, Allan	Director	August 24, 2017
Yeung Lun, Allan

/s/ Joao Manuel Santos Ferreira	Director	August 24, 2017
Joao Manuel Santos Ferreira

/s/ David Wong	Director	August 24, 2017
David Wong

6

Exhibit Index

Exhibit Number	Description

4.1	Consulting Agreement between LiNiu Technology Group and Zhang Yawei dated August 14, 2017.

5.1	Opinion of Maples and Calder.

23.1	Consent of UHY LLP, independent registered public accounting firm.

23.2	Consent of Maples and Calder (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

7